Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$261 MILLION FOR THE FIRST QUARTER OF 2021

NEW YORK, May 3, 2021—Loews Corporation (NYSE:L) today reported net income of $261 million, or $0.97 per share, for the first quarter of 2021 compared to a net loss of $632 million, or $2.20 per share, in the first quarter of 2020.

Loews’s strong net income for the first quarter of 2021 was driven by CNA Financial Corporation, which had improved net investment income, net investment gains, and solid underlying property and casualty underwriting results, which excludes the impact of net catastrophe losses and prior year development. Boardwalk Pipelines also contributed positively to Loews’s 2021 quarterly results.

Loews Hotels & Co posted a net loss for the first quarter of 2021 due to the continued negative impact on travel of the COVID-19 pandemic. Last year’s first quarter results included a significant loss related to Diamond Offshore Drilling, Inc., which is no longer a subsidiary.

“Loews had a great first quarter, with excellent results from CNA Financial leading the way. CNA’s underlying combined ratio of 91.9% declined nearly two points from the prior year quarter. Premium growth was strong, driven by continuing rate increases and robust new business,” said James S. Tisch, President and CEO of Loews Corporation. “Additionally, Loews Hotels & Co, the subsidiary hardest hit by the pandemic, is showing signs of progress. With over two-thirds of its rooms located in resort destinations, we think Loews Hotels is well positioned to benefit from this leisure-led recovery.”

As previously disclosed, on April 1, 2021 Loews sold 47% of its interest in Altium Packaging for approximately $420 million in cash, subject to transaction expenses and post-closing adjustments. Per the terms of this transaction, Loews has concluded that it will no longer control Altium under US GAAP and is required to deconsolidate Altium as of the date of the sale. In connection with the sale and deconsolidation, we expect to recognize a pretax gain of approximately $560 million in the second quarter of 2021.

Book value per share was $65.47 at March 31, 2021 compared to $66.34 at December 31, 2020, reflecting a lower unrealized gain position on investments in 2021 due to an increase in interest rates. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $65.35 at March 31, 2021 from $64.18 at December 31, 2020.

CONSOLIDATED HIGHLIGHTS

	Three Months Ended
	March 31,
(In millions, except per share data)	2021	2020

Income (loss) before net investment gains (losses)	$217	$(480)
Net investment gains (losses)	44	(152)
Net income (loss) attributable to Loews Corporation	$261	$(632)

Net income (loss) per share	$0.97	$(2.20)

	March 31, 2021	December 31, 2020

Book value per share	$65.47	$66.34
Book value per share excluding AOCI	65.35	64.18

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

CNA’s results increased primarily due to higher net investment income driven by limited partnership and common stock investments and a swing to net investment gains from net investment losses in the prior year period. While CNA generated improved underlying property and casualty underwriting income, this was offset by higher net catastrophe losses.

Boardwalk Pipelines’ earnings increased due to higher revenues from growth projects recently placed into service and improved system utilization due to colder winter weather experienced during the first quarter of 2021.

Loews Hotels’ results declined because of the continued adverse revenue impact of the COVID-19 pandemic. During the first quarter of 2020, operations were at pre-pandemic levels for the first two months of the quarter, with results falling off dramatically as March 2020 progressed. While most of Loews Hotels’ properties were operating during the first quarter of 2021, occupancy rates remained well below pre-pandemic levels. Hotel properties in resort destinations continue to show more improvement than those in city centers.

The parent company investment portfolio recorded income for the quarter as compared to a loss in the prior year period. Results improved primarily due to stronger returns on equity investments.

The Corporate & other segment was negatively impacted by the recognition of a $35 million deferred tax liability resulting from the Altium Packaging transaction.

Loews’s results no longer include Diamond Offshore. In last year’s first quarter, Diamond Offshore’s results included impairment charges totaling $774 million ($408 million after tax and noncontrolling interests) related to the carrying value of four drilling rigs.

SHARE REPURCHASES

At March 31, 2021, there were 263.8 million shares of Loews common stock outstanding. For the three months ended March 31, 2021, the Company repurchased 5.6 million shares of its common stock at an aggregate cost of $274 million. From April 1, 2021 to April 30, 2021, the Company repurchased an additional 0.6 million shares of its common stock at an aggregate cost of $32 million. Depending on market conditions, the Company may from time-to-time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in participating should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 9887092. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the first quarter results of CNA has been scheduled for today at 9:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating should dial (800) 289-0571, or for international callers, (720) 543-0206.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	Three Months Ended March 31,
(In millions)	2021	2020
Revenues:
CNA Financial (a)	$2,866	$2,291
Boardwalk Pipelines	372	341
Loews Hotels & Co	57	142
Investment income and other (b)	327	91
Diamond Offshore (c)		234
Total	$3,622	$3,099

Income (Loss) Before Income Tax:
CNA Financial (a)	$377	$(90)
Boardwalk Pipelines	114	88
Loews Hotels & Co	(55)	(33)
Corporate: (d)
Investment income (loss), net	46	(166)
Other	(75)	(42)
Diamond Offshore (c) (e)		(878)
Total	$407	$(1,121)

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$279	$(55)
Boardwalk Pipelines	85	65
Loews Hotels & Co	(43)	(25)
Corporate: (d)
Investment income (loss), net	36	(130)
Other (f)	(96)	(35)
Diamond Offshore (c) (e)		(452)
Net income (loss) attributable to Loews Corporation	$261	$(632)

(a)
Includes net investment gains of $57 million and net investment losses of $216 million ($44 million and $152 million after tax and noncontrolling interests) for the three months ended March 31, 2021 and 2020.

(b)	Includes parent company investment income (loss) and the financial results of Altium Packaging.
(c)	On April 26, 2020 Diamond Offshore filed for bankruptcy and ceased being a consolidated subsidiary.
(d)
The Corporate segment consists of investment income (loss) from the parent company's cash and investments, interest expense, other unallocated corporate expenses, and the financial results of Altium Packaging.

(e)
The three months ended March 31, 2020 included impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs.

(f)	The three months ended March 31, 2021 includes the recognition of a $35 million deferred tax liability resulting from the Altium Packaging transaction.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	Three Months Ended March 31,
(In millions, except per share data)	2021	2020
Revenues:
Insurance premiums	$1,962	$1,869
Net investment income	550	163
Investment gains (losses)	57	(216)
Operating revenues and other (a)	1,053	1,283
Total	3,622	3,099

Expenses:
Insurance claims and policyholders’ benefits	1,506	1,425
Operating expenses and other (a) (b)	1,709	2,795
Total	3,215	4,220

Income (loss) before income tax	407	(1,121)
Income tax (expense) benefit (c)	(114)	77
Net income (loss)	293	(1,044)
Amounts attributable to noncontrolling interests	(32)	412
Net income (loss) attributable to Loews Corporation	$261	$(632)

Net income (loss) per share attributable to Loews Corporation	$0.97	$(2.20)

Weighted average number of shares	267.76	287.04

(a)	On April 26, 2020 Diamond Offshore filed for bankruptcy and ceased being a consolidated subsidiary.
(b)
The three months ended March 31, 2020 included impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs.

(c)	The three months ended March 31, 2021 includes the recognition of a $35 million deferred tax liability resulting from the Altium Packaging transaction.